OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755


                                                           August 30, 2001

TTI Holdings of America Corp.
76 North Broadway
Hicksville, New York 11801

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by TTI Holdings of America Corp., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 110,000 shares, par value $0.0001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

                  1. 110,000 shares of Common Stock to be issued to Crossover Advisors, LLC, for use to hire consultants and employees on behalf of TTI Holdings o America Corp., and not included in the fee of Crossover Advisors, LLC.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

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         On the basis of the foregoing,  and in reliance thereon,  we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     Michael S. Krome